Exhibit 99

Gorman-Rupp Reports Third Quarter Financial Results

MANSFIELD, Ohio--(BUSINESS WIRE)--October 25, 2019--The Gorman-Rupp Company (NYSE: GRC) reports financial results for the third quarter and nine months ended September 30, 2019.

Third Quarter 2019 Highlights

  Third quarter earnings per share were $0.37 compared to $0.41 per share for the third quarter of 2018
  Net sales decreased 3.5% or $3.6 million compared to the third quarter of 2018
  Third quarter incoming orders were essentially flat compared to the second quarter of 2019

Net sales for the third quarter of 2019 were $99.3 million compared to net sales of $102.9 million for the third quarter of 2018, a decrease of 3.5% or $3.6 million. Domestic sales increased 6.4% or $4.2 million while international sales decreased 20.7% or $7.8 million compared to the same period in 2018.

Sales in our water markets decreased 5.3% or $3.8 million in the third quarter of 2019 compared to the third quarter of 2018. Sales in the fire protection market decreased $4.1 million driven primarily by softness in international markets, and sales in the construction market decreased $3.0 million driven primarily by softness in the upstream oil and gas industry. These decreases were partially offset by increased sales in the municipal market of $2.8 million due primarily to large volume custom pumps for flood control and water supply. In addition, sales in the agriculture and repair markets increased a total of $0.5 million.

Sales in our non-water markets increased 0.7% or $0.2 million in the third quarter of 2019 compared to the third quarter of 2018. Sales in the petroleum market increased $1.4 million driven primarily by mid-stream oil and gas customers. This increase was partially offset by decreased sales in the industrial market of $0.7 million due primarily to softness in the upstream oil and gas industry, and decreased sales in the OEM market of $0.5 million.

International sales were $29.8 million in the third quarter of 2019 compared to $37.6 million in the same period last year and represented 30% and 37% of total sales for the Company, respectively. International sales decreased $5.8 million in the fire protection market driven primarily by softness in the upstream oil and gas industry and $1.4 million in the construction market due primarily to strong fleet orders last year that did not recur this year.

Gross profit was $25.8 million for the third quarter of 2019, resulting in gross margin of 26.0%, compared to gross profit of $27.3 million and gross margin of 26.6% for the same period in 2018. The 60 basis points decrease in gross margin was due principally to product mix and loss of leverage from lower sales volume compared to the third quarter of 2018, partially offset by a favorable LIFO impact of 120 basis points. The LIFO impact on gross margin was positive in the third quarter of 2019 due to declining inventory levels as compared to amounts in inventory at December 31, 2018.

Selling, general and administrative (“SG&A”) expenses were $14.2 million and 14.3% of net sales for the third quarter of 2019 compared to $14.2 million and 13.8% of net sales for the same period in 2018. SG&A expenses as a percentage of sales increased 50 basis points due principally to the loss of leverage from lower sales volume.

Operating income was $11.6 million, resulting in an operating margin of 11.7%, for the third quarter of 2019, compared to operating income of $13.1 million and operating margin of 12.8% for the same period in 2018. Operating margin decreased 110 basis points due principally to the loss of leverage from lower sales volume, partially offset by a favorable LIFO impact. The Company’s effective tax rate decreased to 17.9% for the third quarter of 2019 from 21.6% for the third quarter of 2018 due primarily to higher research and development tax credits, and a net tax benefit related to foreign derived intangible income (“FDII”) and global intangible low-tax income (“GILTI”).

Net income was $9.8 million for the third quarter of 2019 compared to $10.7 million in the third quarter of 2018, and earnings per share were $0.37 and $0.41 for the respective periods. Earnings per share for the third quarter of 2019 included a favorable LIFO impact of $0.04 per share. Earnings per share for the third quarter of 2018 included an unfavorable LIFO impact of $0.04 per share.

Net sales for the first nine months of 2019 were $304.5 million compared to $311.3 million for the first nine months of 2018, a decrease of 2.2% or $6.8 million. Domestic sales increased 5.3% or $10.7 million while international sales decreased 16.0% or $17.5 million compared to the same period in 2018.

Sales in our water markets decreased 2.1% or $4.5 million in the first nine months of 2019 compared to the first nine months of 2018. Sales in the municipal market increased $6.5 million due primarily to large volume custom pumps for flood control and water supply. This increase was offset by decreased sales in the fire protection market of $9.2 million driven primarily by softness in international markets and decreased sales in the agriculture market of $1.8 million due primarily to adverse weather conditions.

Sales in our non-water markets decreased 2.4% or $2.3 million in the first nine months of 2019 compared to the first nine months of 2018. Sales in the petroleum market increased $2.3 million driven primarily by mid-stream oil and gas customers. This increase was offset by decreased sales in the industrial market of $3.9 million due primarily to softness in the upstream oil and gas market and decreased sales in the OEM market of $0.7 million.

International sales were $92.5 million in the first nine months of 2019 compared to $110.1 million in the same period last year and represented 30% and 35% of total sales for the Company, respectively. International sales decreased most notably in the fire protection, construction and municipal markets.

Gross profit was $77.3 million for the first nine months of 2019, resulting in gross margin of 25.4%, compared to gross profit of $83.4 million and gross margin of 26.8% for the same period in 2018. Gross margin decreased 140 basis points largely as a result of material cost increases due to inflation, tariffs and higher freight costs, and loss of leverage from lower sales volume. Partially offsetting these items was a favorable LIFO impact of 90 basis points compared to the same period in 2018.

SG&A expenses were $43.5 million and 14.3% of net sales for the first nine months of 2019 compared to $43.4 million and 14.0% of net sales for the same period in 2018. SG&A expenses as a percentage of sales increased 30 basis points primarily as a result of loss of leverage from lower sales volume.

Operating income was $33.8 million, resulting in an operating margin of 11.1% for the first nine months of 2019, compared to operating income of $40.0 million and operating margin of 12.8% for the same period in 2018. Operating margin decreased 170 basis points due principally to material cost increases and loss of leverage from lower sales volume, which were partially offset by selling price increases and a favorable LIFO impact compared to the same period in 2018.

The Company’s effective tax rate decreased to 20.5% for the first nine months of 2019 from 21.6% for the same period last year due primarily to higher research and development tax credits, and a net tax benefit related to FDII and GILTI.

Net income was $27.5 million for the first nine months of 2019 compared to $30.5 million in the first nine months of 2018, and earnings per share were $1.05 and $1.17 for the respective periods. The first nine months of 2018 earnings included an unfavorable LIFO impact of $0.09 per share and were also reduced by non-cash pension settlement charges of $0.08 per share.

The Company’s backlog of orders was $101.4 million at September 30, 2019 compared to $122.4 million at September 30, 2018 and $113.7 million at December 31, 2018. The backlog at September 30, 2019 decreased 17.1% compared to September 30, 2018 driven by decreased incoming orders in most of the markets the Company serves, most notably in the construction and petroleum markets.

Capital expenditures for the first nine months of 2019 were $8.0 million and consisted primarily of machinery and equipment. Capital expenditures for the full-year 2019 are presently planned to be in the range of $15-$17 million.

Jeffrey S. Gorman, Chairman, President and CEO commented, “Although our top line has been slightly down for the year, our results continue to be solid with good control of margin and SG&A expenses. While domestic sales showed some increase during the quarter, global economic conditions continue to be a challenge for several of our international markets. Incoming orders compared to the last quarter seem to have stabilized, however we do not anticipate any major improvement for the balance of this year, especially in the international markets. With our strong balance sheet and cash flow, we continue to work forward on long-term organic growth while continually pursuing acquisition opportunities.”

About The Gorman-Rupp Company

Founded in 1933, The Gorman-Rupp Company is a leading designer, manufacturer and international marketer of pumps and pump systems for use in diverse water, wastewater, construction, dewatering, industrial, petroleum, original equipment, agriculture, fire protection, heating, ventilating and air conditioning (HVAC), military and other liquid-handling applications.

Forward-Looking Statements

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, The Gorman-Rupp Company provides the following cautionary statement: This news release contains various forward-looking statements based on assumptions concerning The Gorman-Rupp Company’s operations, future results and prospects. These forward-looking statements are based on current expectations about important economic, political, and technological factors, among others, and are subject to risks and uncertainties, which could cause the actual results or events to differ materially from those set forth in or implied by the forward-looking statements and related assumptions. Such factors include, but are not limited to: (1) continuation of the current and projected future business environment; (2) highly competitive markets; (3) availability and costs of raw materials, and our ability to mitigate cost increases through selling price adjustments; (4) loss of key management; (5) cyber security threats; (6) acquisition performance and integration; (7) compliance with, and costs related to, a variety of import and export laws and regulations; (8) environmental compliance costs and liabilities; (9) exposure to fluctuations in foreign currency exchange rates; (10) conditions in foreign countries in which The Gorman-Rupp Company conducts business; (11) changes in our tax rates and exposure to additional income tax liabilities; (12) impairment in the value of intangible assets, including goodwill; (13) defined benefit pension plan settlement expense; (14) family ownership of common equity; and (15) risks described from time to time in our reports filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

For additional information, contact James C. Kerr, Chief Financial Officer, Telephone (419) 755-1548.

The Gorman-Rupp Company
Condensed Consolidated Statements of Income (Unaudited)
(thousands of dollars, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

Net sales	$99,298	$102,893	$304,487	$311,324
Cost of products sold	73,506	75,566	227,190	227,926

Gross profit	25,792	27,327	77,297	83,398

Selling, general and administrative expenses	14,154	14,207	43,505	43,435

Operating income	11,638	13,120	33,792	39,963

Other income (expense), net	269	532	792	(1,069)

Income before income taxes	11,907	13,652	34,584	38,894
Income taxes	2,132	2,951	7,107	8,403

Net income	$9,775	$10,701	$27,477	$30,491

Earnings per share	$0.37	$0.41	$1.05	$1.17
The Gorman-Rupp Company
Condensed Consolidated Balance Sheets (Unaudited)
(thousands of dollars)

	September 30,	December 31,
	2019	2018
Assets
Cash and cash equivalents	$85,702	$46,458
Accounts receivable, net	63,505	67,714
Inventories, net	73,599	87,387
Prepaid and other	5,440	7,127

Total current assets	228,246	208,686

Property, plant and equipment, net	111,353	113,493

Other assets	8,711	5,101

Prepaid pension benefits	3,994	4,817

Goodwill and other intangible assets, net	35,113	36,185

Total assets	$387,417	$368,282

Liabilities and shareholders' equity
Accounts payable	$15,419	$16,678
Accrued liabilities and expenses	35,783	31,787

Total current liabilities	51,202	48,465

Postretirement benefits	21,028	21,853

Other long-term liabilities	4,875	4,832

Total liabilities	77,105	75,150

Shareholders' equity	310,312	293,132

Total liabilities and shareholders' equity	$387,417	$368,282

Shares outstanding	26,133,393	26,117,045

Contacts

Brigette A. Burnell
Corporate Secretary
The Gorman-Rupp Company
Telephone (419) 755-1246
NYSE: GRC